Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Two Harbors Investment Corp. on Form S-3 of our report, which includes an explanatory paragraph as to Capitol Acquisition Corp.’s (a development stage company) ability to continue as a going concern, dated March 13, 2009, with respect to our audit of the financial statements of Capitol Acquisition Corp. (a development stage company) for the year ended December 31, 2008, as included in the Annual Report on Form 10-K for the year ended December 31, 2010, of Two Harbors Investment Corp., which Annual Report is incorporated by reference in such Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Melville, New York

June 30, 2011